Exhibit 10.3

Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors

(As amended and restated effective January 21, 2021)

Article I: Purposes of Plan and Definitions

1.1

Purpose. Schlumberger Limited, a Curaçao corporation (the “Company”), established this 2004 Stock and Deferral Plan for Non-Employee Directors (as amended to date, the “Plan”) for the purpose of providing non-employee directors of the Company with regular grants of shares of the common stock of the Company (or units representing the right to receive such shares) and the opportunity to defer a portion of their compensation, in order to provide greater incentives for those non-employee directors to attain and maintain the highest standards of performance, to attract and retain non-employee directors of outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company, to further the identity of interests of such non-employee directors with those of the Company’s stockholders generally, and to reward such non-employee directors for outstanding performance. The Plan was originally established effective April 14, 2004 and approved by the stockholders of the Company at their April 2004 annual general meeting. Effective April 19, 2007, the Plan was amended and restated to allow a non-employee director to defer the payment of part or all of his or her Cash Compensation (as defined in Section 1.2). Effective January 19, 2012, the Plan was amended and restated to incorporate previous amendments to the Plan and to make certain other amendments, including increasing the number of shares available for grant under the Plan. Effective January 17, 2019, the Plan was amended and restated to incorporate previous amendments to the Plan and to make certain other amendments, including increasing the number of shares available for grant under the Plan. The Plan is hereby amended and restated effective January 21, 2021.

1.2	Definitions.

“Annual Director Award Date” means the last day of the calendar month in which occurs the first Board meeting following the regular annual general meeting of the stockholders of the Company, or, if the last day of the calendar month is not a business day, then the next business day, or such other date as may be selected by the Committee from time to time.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cash Compensation” means the total cash compensation that is paid to Eligible Directors for services rendered, including any annual retainer fees and any annual fees related to committee membership or services as a committee chair.

“Committee” means such committee as is designated by the Board from time to time to administer the Plan in accordance with Article II, or if no such committee is designated, the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Deferral Election” is defined in Section 4.1.

“Deferred Compensation Account” is defined in Section 4.3.

“Determination Date” means the date on which delivery of a Participant’s deferred Stock Awards or Cash Compensation is made or commences, as determined in accordance with Section 5.1.

“Director” means an individual who is serving as a member of the Board.

“Eligible Director” means each Director who is not an employee of the Company or of any of its subsidiaries.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined by computing the average of the high and low composite sales prices per share of Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there were no reported prices for that date, the average of the reported high and low prices on the last preceding date on which composite sales were effected on the New York Stock Exchange.

“Money Market Equivalents” means a phantom investment benchmark that is used to measure the return credited to a Participant’s Deferred Compensation Account. To the extent Money Market Equivalents are elected, interest equivalents will be credited to the

Participant’s Deferred Compensation Account as of the last day of each calendar month based upon the average daily balance in the account for the month and the IMONEY NET First Tier Institutional Index benchmark return for the month as determined from Northern Trust or a similar or equivalent index of money fund assets to be determined by the Committee to be in effect from time to time.

“Participant” means an Eligible Director who is granted Stock Awards pursuant to Article III.

“Stock Award” means an award of shares of Common Stock, restricted Common Stock or restricted Stock Units pursuant to Article III.

“Stock Unit” means a unit that represents the right to receive one share of Common Stock under such terms and conditions as may be prescribed by the Committee and the Plan.

“S&P 500 Equivalents” means a phantom investment benchmark that is used to measure the return credited to a Participant’s Deferred Compensation Account. To the extent S&P 500 Equivalents are elected, the earnings (or loss) equivalents will be credited (or debited) to a Participant’s Deferred Compensation Account as of the last day of each calendar month based upon the balance in the account as of the last day of the month and the returns realized by the Standard & Poor’s 500 Index for the month.

Article II: Administration of the Plan

2.1	Committee. The Plan shall be administered by the Compensation Committee of the Board, unless and until the Board designates another committee to administer the Plan.

2.2

Committee’s Powers. Subject to the provisions hereof, the Committee will have full and exclusive power and authority to administer the Plan and to take all actions which are specifically contemplated hereby or are, in its discretion, necessary or appropriate in connection with the administration of the Plan. The Committee will also have full and exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper. The Committee will also have the full and exclusive power to adopt rules, procedures, guidelines and sub-plans to the Plan relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures in non-US jurisdictions. The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Stock Awards to be granted to a Participant and the number or amount of Stock Awards or Cash Compensation a Participant may elect to defer, or waive any restriction or other provision of the Plan. The Committee may, in its discretion, correct any defect or omission, or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

2.3

Committee Determinations Conclusive. Any decision of the Committee in the interpretation and administration of the Plan will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned.

2.4

No Committee Member Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 2.5 of the Plan will be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute.

2.5

Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan (other than its granting authority described in Article III) pursuant to such conditions or limitations as the Committee may establish.

Article III: Stock Awards

3.1

Shares Available. There will be available for Stock Awards during the term of the Plan an aggregate of 1,250,000 shares of Common Stock. Shares of Common Stock will be made available from either (a) the Company’s authorized but unissued shares or (b) treasury shares that have been issued but reacquired by the Company.

3.2

Annual Grants. On each Annual Director Award Date all Eligible Directors as of such Annual Director Award Date will be granted a Stock Award as compensation for services to be performed thereafter through the next succeeding Annual Director Award Date; provided, however, that any Eligible Director appointed between Annual Director Award Dates may be granted an initial Stock Award at any time between such Eligible Director’s appointment to the Board and the next Annual Director Award Date. Stock Awards will be granted in the form of a number of shares of Common Stock, restricted Common Stock or restricted Stock Units, and may be granted at such times as the Committee will determine, with the form and amount of such Stock Awards to be determined by the Committee; provided, however, that each such annual Stock Award may not exceed $500,000 in Fair Market Value. Any Stock Award will be subject to such terms, conditions and restrictions (including vesting) as the Committee may determine in its discretion.

Article IV: Deferral Election and Accounts

4.1

Deferral Election. An Eligible Director, at the discretion of the Committee, may irrevocably elect to defer the receipt of all or part of a Stock Award or Cash Compensation, or both, by submitting a written deferral election in the manner specified by the Committee (a “Deferral Election”). The Deferral Election (i) will specify the number of shares of Common Stock the receipt of which the Participant elects to defer and the amount or percentage of Cash Compensation the Participant elects to defer, (ii) will designate the period of deferral among the choices provided in Section 5.1, and (iii) may not be revoked or modified.

4.2

Timing of Elections. Except as set forth in the next sentence of this Section 4.2, Deferral Elections must be made (i) for Stock Awards, no later than December 30 of each calendar year preceding the applicable Annual Director Award Date and (ii) for Cash Compensation, no later than the last day of the calendar year immediately preceding the calendar year in which such payments would have otherwise been paid. Deferral Elections may be completed by newly appointed Eligible Directors no later than the date that is 30 days after the date such individual first becomes an Eligible Director; provided that such Deferral Election will apply solely to Stock Awards or Cash Compensation related to services to be performed subsequent to such Deferral Election. The Committee will be authorized to adopt such other rules and limitations as it determines are necessary or appropriate with respect to the timing of elections to defer Stock Awards or Cash Compensation under the Plan.

4.3

Establishment of Accounts. The Company shall also cause to be established an unfunded bookkeeping account for each Participant (which will from time to time reflect the name of each Participant and (i) the number of Stock Awards and, if applicable, dividend equivalents credited to such Participant pursuant to Section 4.4 and (ii) the Cash Compensation deferred pursuant to Section 4.1 plus earnings or losses credited thereon monthly (as to each Participant, the “Deferred Compensation Account”).

4.4

Crediting of Deferred Stock Awards or Restricted Stock Unit Awards. Any Stock Awards deferred pursuant to a Deferral Election as described in Section 4.1 will be credited to the Participant’s Deferred Compensation Account as of the date the shares would otherwise have been delivered pursuant to Article III and any restricted Stock Units awarded pursuant to Section 3.2 will also be credited to a Participant’s Deferred Compensation Account as of such date. No interest will be credited to a Participant’s Deferred Compensation Account with respect to any restricted Stock Units; provided, however that in the event that a cash dividend is paid on Common Stock during the period that restricted Stock Units are credited to the Participant’s Deferred Compensation Account, an amount equivalent to the amount of the cash dividend will be credited to the Participant’s Deferred Compensation Account and the accumulated amount will be paid out, without interest, at the end of the period of deferral.

4.5	Adjustments.

(a)

Exercise of Corporate Powers. The existence of the Plan and any outstanding Stock Awards or Deferred Compensation Accounts hereunder will not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)

Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of restricted Stock Units relating to such class of Common Stock; (ii) the appropriate Fair Market Value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under the Plan in Section 3.1 and (iv) the limitations designated in Section 3.2 of the Plan will each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting any class of Common Stock or any distribution to holders of any class of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of restricted Stock Units relating to such class of Common Stock; (ii) the appropriate Fair Market Value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under the Plan in Section 3.1 and (iv) the limitations designated in Section 3.2 of the Plan to give effect to such transaction; provided that such adjustments will only be such as are necessary to preserve, without increasing, the value of such items. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board will be authorized to issue or assume restricted Stock Units by means of substitution of new restricted Stock Units, as appropriate, for previously issued restricted Stock Units or an assumption of previously issued restricted Stock Units as part of such adjustment.

4.6

Deferred Cash Compensation. Each Participant will be entitled to direct the manner in which his or her deferred Cash Compensation will be deemed to be invested for the period of deferral and in accordance with such rules~~,~~ and procedures as the Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections will begin to accrue as of the date such Participant’s deferred Cash Compensation amounts are credited to his or her Deferred Compensation Account and will end on the Determination Date (as defined in Section 5.1 below). Each Participant may choose to have his or her deferred Cash Compensation deemed to be invested in the Common Stock, Money Market Equivalents or S&P 500 Equivalents. Any amounts deemed to be invested in the Company’s Common Stock will (1) have a purchase price equal to the Fair Market Value of each share of Common Stock on the date the investment is deemed to have occurred, and (2) be credited with dividend equivalents representing cash dividends payable with respect to the Common Stock, if any.

Article V: Delivery of Deferred Shares or Cash

5.1

Period of Deferral. With respect to (a) Stock Awards or Cash Compensation deferred pursuant to Section 4.1, a Participant may elect that delivery of such deferred Stock Awards or Cash Compensation credited to the Participant under the Plan be made or commence at (i) a date that is one year following the date of the termination of the Participant’s status as a Director of the Company, or (ii) the date of the termination of the Participant’s status as a Director of the Company, and (b) restricted Stock Units granted pursuant to Section 3.2, the Committee will determine the date or conditions as of which shares represented by such restricted Stock Units will be delivered (the date elected or selected by the Participant or the Committee, as applicable, the “Determination Date”).

5.2

Delivery of Deferred Stock Awards and Deferred Cash Compensation. The aggregate number of restricted Stock Units and, if applicable, dividend equivalents credited to a Participant’s Deferred Compensation Account will be calculated as of the Determination Date. A Participant will receive delivery of a number of shares of Common Stock equal to the aggregate number of restricted Stock Units and a cash payment equal to the amount of the aggregate dividend equivalents representing cash dividends payable with respect to the Company’s Common Stock, if any, over the period beginning on the Annual Director Award Date and ending on the Determination Date. As of the Determination Date, a Participant’s Cash Compensation deemed to be invested in Money Market Equivalents or S&P 500 Equivalents, plus any amounts credited to a Participant’s Deferred Compensation Account pursuant to Section 4.6 herein, will be payable in the form of a cash lump sum. As of the Determination Date, a Participant’s Cash Compensation deemed to be invested in shares of the Company’s Common Stock will be payable in the form of shares of the Company’s Common Stock plus a cash payment equal to the amount of the aggregate dividend equivalents. Delivery of shares of Common Stock or cash, as applicable, will be made within 60 days after the Determination Date.

5.3

Death Prior to Payment. In the event that a Participant dies prior to delivery of all shares of Common Stock and funds deliverable pursuant to the Plan, any remaining shares and funds credited to Participant’s Deferred Compensation Account shall be delivered to the Participant’s estate within 60 days following the Company’s notification of the Participant’s death.

5.4

Delivery to Incompetent Participants. To the extent allowed under applicable law, should the Participant become incompetent, the Company will be authorized to deliver shares and funds credited to Participant’s Deferred Compensation Account and deliverable pursuant to the Plan to a guardian or legal representative of such incompetent Participant, or directly to such incompetent Participant, in whichever manner the Committee determines in its sole discretion.

Article VI: Miscellaneous

6.1

Unfunded Plan. Nothing contained herein will be deemed to create a trust of any kind or create any fiduciary relationship. The Plan will be unfunded. To the extent that a Participant acquires a right to receive delivery of shares from the Company under the Plan, such right will not be greater than the right of any unsecured general creditor of the Company and such right will be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a bookkeeping convenience. The Company will not be required to segregate any assets that may at any time be represented by stock or rights thereto, nor will the Plan be construed as providing for such segregation, nor will the Company, the Board or the Committee be deemed to be a trustee of any stock or rights thereto to be granted under the Plan. Any liability or obligation of the Company to any Participant with respect to stock or rights thereto under the Plan will be based solely upon any contractual obligations that may be created by the Plan, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee will be required to give any security or bond for the performance of any obligation that may be created by or under the Plan.

6.2

Title to Funds Remains with Company. Amounts credited to each Participant’s Deferred Compensation Account will not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such amounts will remain with the Company and the Company’s only obligation will be to make timely delivery to Participants in accordance with the Plan.

6.3

Statement of Account. A statement will be furnished to each Participant annually on such date as may be determined by the Committee stating the balance of Deferred Compensation Account as of a date designated by the Committee.

6.4

Assignability. Except as provided in Section 5.3, no right to receive delivery of shares of Common Stock hereunder will be transferable or assignable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of any benefit under the Plan in violation of this Section 6.4 will be null and void.

6.5

Restrictions. No Common Stock or other form of payment will be issued with respect to any Stock Award or Deferred Compensation Account unless the Company is satisfied, based on the advice of its counsel, that such issuance will be in compliance with applicable law, including, but not limited to, applicable federal and state securities laws. The Company will not be obligated to issue any shares of Common Stock or make any payments with respect to any such Stock Award or Deferred Compensation Account if the issuance of such shares of Common Stock or if any such payment made would constitute a violation by the recipient or the Company of any provision of any applicable law or regulation of any governmental authority or any securities exchange on which the Common Stock is listed. Certificates evidencing shares of Common Stock delivered under the Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to refer to such restrictions.

6.6

Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment, modification or termination will, without the consent of the Participant, impair the rights of any Participant to the number of restricted Stock Units credited to such Participant’s Deferred Compensation Account as of the date of such amendment, modification or termination and (ii) no amendment or modification will be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s Common Stock is listed.

6.7

Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Texas.

6.8

Successors. All obligations of the Company under the Plan with respect to Stock Awards and Deferred Compensation Accounts hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

6.9

Tax and Social Insurance. Participants are responsible for any and all tax or social insurance due on Stock Awards or restricted Stock Units under the Plan. Participants shall pay or make arrangements to satisfy all withholding obligations of the Company related to the Plan. The Company has the authority to satisfy any withholding obligations from funds or shares of Common Stock deliverable pursuant to the Plan or other cash compensation due a Participant, if applicable. Nothing in the Plan will constitute a representation by the Company to a Participant regarding the tax consequences of any Stock Award received by a Participant or any Deferred Compensation Account created in connection with the Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Stock Awards and Deferred Compensation Accounts under the Plan.

6.10

Code Section 409A. To the extent applicable, the Plan is intended to comply with the provisions of Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”) with respect to amounts deferred or vested on or after January 1, 2005, and shall be interpreted accordingly. To the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer the Plan in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Participants. No action taken to comply with Section 409A will be deemed to adversely affect the Participant’s rights under the Plan.

SCHLUMBERGER LIMITED

By:	/s/ Olivier Le Peuch
Olivier Le Peuch
Title:	Chief Executive Officer

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